 Exhibit 99.1

Aqua Metals Provides Second Quarter 2017 Corporate Update

Management to Host Call Today at 2:00 p.m. Pacific Time

ALAMEDA, Calif., August 9, 2017 – Aqua Metals, Inc. (NASDAQ: AQMS), which is commercializing a non-polluting electrochemical lead recycling technology called AquaRefining™, has provided a corporate update and announced results for the second quarter ended June 30, 2017.

Company Highlights

·	Recognized our first revenues from AquaRefinery 1 at the Tahoe Reno Industrial Center (TRIC) in McCarran, Nevada.
·	As of July, the Company had four AquaRefining modules commissioned and in operation. The Company is currently in the process of scaling up AquaRefining operations to include 16 modules by the end of 2017.
·	Secured international patents in Korea (Korea Patent No. 10-1739414) and Australia (Australia Patent No. AU2014353227) for "Devices and Method for Smelterless Recycling of Lead Acid Batteries." The Company’s IP Strategy includes planned filings for more than 20 patents, organized into several families covering "matter," "devices" and "processes", in up to 20 different regions.
·	Appointed Mark Weinswig as Chief Financial Officer, effective August 10th, who joins Aqua Metals with extensive strategic and operational financial leadership, including nearly 20 years with technology manufacturing companies, such as Emcore, Coherent and Oclaro. Mr. Weinswig succeeds Thomas Murphy, who is retiring from the position. Mr. Murphy will remain a consultant to the Company on a number of matters and to ensure a smooth transition.
·	Acquired UK-based Ebonex IPR Limited (Ebonex), an IP-based company that has developed patented technology in the rapidly developing market for advanced 48V bipolar lead acid batteries for automotive use. This acquisition provides Aqua Metals with the opportunity to accelerate its development of lead nano-fibers as a high performance active material and secured ownership of highly corrosion resistant electrode substrate materials. This acquisition is complementary to the work Aqua Metals has begun with 3rd parties.
·	Successfully hosted several invitational investor and analyst days at AquaRefinery 1 in late May and early August. These events showcased the production process at the AquaRefinery, including battery feedstock deliveries, battery breaking and separation, desulfurization and pre-AquaRefining digestion processes and AquaRefining on four running AquaRefining modules.
·	Received several accolades, including the Platts Global Metals Award, presented by S&P Global Platts, for the Breakthrough Solution of the Year, as well as the San Francisco Business Times Technology and Innovation Award.

Management Commentary

“In the second quarter, the company faced and overcame many challenges as we worked to ramp up production. With four AquaRefining modules now on-line and our front-end processes operational, we are totally focused on commissioning the balance of the 16 AquaRefining modules and the production of AquaRefined lead. With the operational experience we have gained, we are able to start planning the supply of modules to licensees. The progress that we made is all down to the hard work, creativity and dedication of the team we have built and the continued support of our partners,” said Dr. Stephen Clarke, Chairman and CEO of Aqua Metals.

Second Quarter 2017 Financials

Total revenues in the second quarter of 2017 were $603,000, which represents the first commercial revenues generated by the company.

The Company incurred an operating loss of $8.0 million during the second quarter of 2017 compared to an operating loss of $2.8 million in the second quarter of 2016.

Net loss for the second quarter of 2017 was $8.4 million, or ($0.42) per basic and diluted share, compared to a net loss of $2.9 million, or ($0.20) per basic and diluted share, in the second quarter of 2016.

The Company had $22.0 million in cash and cash equivalents as of June 30, 2017, compared to $30.6 million as of March 31, 2017.

Conference Call and Webinar

Aqua Metals will host a conference call today, Wednesday, August 9, 2017 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss its financial results for the second quarter ended June 30, 2017.

Dr. Stephen Clarke, Chairman and Chief Executive Officer, and Thomas Murphy, Chief Financial Officer, will host the call followed by a question and answer session.

To access the call, please use the following information:

Date: Wednesday, August 9, 2017

Time: 2:00 p.m. Pacific time (5:00 p.m. Eastern time)

Dial-in: 1-888-299-7209

International Dial-in: 1-719-325-4778

Passcode: 6538106

Webcast: http://public.viavid.com/index.php?id=125410

A telephone replay will be available approximately two hours after the call and will run through September 9, 2017 by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 6538106.

The webcast will be available for replay for 60 days at http://public.viavid.com/index.php?id=125410 and on the investor relations section of the company's website at www.aquametals.com.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing lead recycling with its patented and patent-pending AquaRefining™ technology. Unlike smelting, AquaRefining is a room temperature, water-based process that is fundamentally non-polluting. These modular systems allow the Company to vastly reduce environmental impact and scale lead acid recycling production capacity both by building its own AquaRefineries and licensing the AquaRefining technology to partners. This meets growing demand for lead to power new applications including stop/start automobile batteries which complement the vehicle’s main battery, Internet data centers, alternative energy applications including solar, wind, and grid scale storage. Aqua Metals is based in Alameda, California, and has built its first recycling facility in Nevada’s Tahoe Reno Industrial Complex. To learn more, please visit www.aquametals.com.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc., the lead acid battery recycling industry, the future of lead acid battery recycling via traditional smelters, the Company’s development of its commercial lead acid battery recycling facilities and the quality, efficiency and profitability of the Company’s proposed lead acid battery recycling operations. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the fact that the Company only recently commenced revenue producing operations, thus subjecting the Company to all of the risks inherent in a pre-revenue start-up; (2) risks related to Aqua Metals’ ability to raise sufficient capital, as and when needed, to develop and operate its recycling facilities; (3) changes in the federal, state and foreign laws regulating the recycling of lead acid batteries; (4) the Company’s ability to protect its proprietary technology, trade secrets and know-how and (5) those other risks disclosed in the section “Risk Factors” included in the Company’s Annual Report on Form 10-K filed on March 2, 2017. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Company Contact:

Aqua Metals, Inc.

Mark Weinswig

Chief Financial Officer

Main: 1-510-543-0147

www.aquametals.com

Investor Relations:

MZ North America

Greg Falesnik

Managing Director

Main: 949-385-6449

greg.falesnik@mzgroup.us

www.mzgroup.us